Exhibit 2.1
Proposed Form Of Notice

SECURITIES AND EXCHANGE COMMISSION
(Release No. 35-_____)

Filings under the Public Utility Holding Company Act of 1935, as amended ("Act")

November _____, 2004

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by ___, 2004 to the Secretary, Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After __, 2004, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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AGL Resources Inc. (70-10175)

AGL Resources Inc. (“AGL Resources”), located at Ten Peachtree Place, NE, Atlanta, Georgia 30309, a registered holding company under the Act, and its direct and indirect subsidiary companies, AGL Rome Holdings, Inc., Georgia Natural Gas Company, AGL Investments, Inc., AGL Networks, LLC, AGL Energy Corporation, AGL Propane Services, Inc., Trustees Investments, Inc., Customer Care Services, Inc., Pivotal Energy Services, Inc., Pivotal Propane of Virginia, Inc., Southeastern LNG, Inc., AGL Services Company, AGL Capital Corporation, Global Energy Resource Insurance Corporation, AGL Capital Trust I, AGL Capital Trust II, and AGL Capital Trust III, all located at Ten Peachtree Place, NE, Atlanta, Georgia 30309, and Sequent Energy Management, LP, Sequent, LLC, Sequent Holdings, LLC, Sequent Energy Marketing, LP, Jefferson Island Storage & Hub, LLC, Pivotal Jefferson Island Storage & Hub LLC and Pivotal Storage, Inc., all located at 1200 Smith Street, Suite 900, Houston, Texas 77002, are seeking authorization for certain transactions related to the operation of the AGL Resources Non-Utility Money Pool as described below.

By order dated April 1, 2004 (Holding Company Act Release No. 27828) the Commission authorized the Applicants to engage in a system of external and intrasystem financing. In particular, AGL Resources, its public utility subsidiaries, and certain of AGL Resources' non-utility subsidiaries were authorized to participate in the AGL Resources Utility Money Pool and Non-Utility Money Pool, respectively, subject to terms and conditions previously approved by the Commission in the order.

The Applicants hereby request that the Commission issue a supplemental order authorizing Jefferson Island Storage & Hub, LLC (“JISH”), Pivotal Jefferson Island Storage & Hub, LLC ("PJISH") and Pivotal Storage, Inc. ("PSI"), all of which are new non-utility indirect subsidiaries of AGL Resources, to become parties to and participate in the Non-Utility Money Pool, subject to the same terms and conditions previously authorized by the Commission. It is further requested that the Commission reserve jurisdiction over the participation of any other current or future non-utility subsidiaries of AGL Resources as a borrower under the Non-Utility Money Pool.

JISH owns and operates two salt dome gas storage caverns with 9.9 million Dekatherms (Dth) of total capacity and approximately 7.3 million Dth of working gas capacity. The facilities have a withdrawal capacity of over 720,000 Dth per day and injection capacity of 240,000 Dth per day. Through its interconnections with eight pipelines and its access to the Henry Hub, JISH will provide additional access to natural gas supply for AGL Resources’ utilities.

Through its indirect wholly owned subsidiary, PJISH, AGL Resources acquired JISH on October 1, 2004 for approximately $90 million, which included approximately $9 million of working gas inventory. The acquisition of JISH was exempt under Rule 58.

AGL Resources formed two new non-utility subsidiaries, PJISH and PSI, which are intermediate holding companies for JISH. PJISH is a subsidiary of PSI and PSI is a subsidiary of AGL Resources’ direct subsidiary, AGL Investments. The creation of PJISH and PSI was exempt under AGL Resources’ April 1, 2004 Commission order

For the Commission by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz
Secretary